Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:     Kevin R. Karas

 Chief Financial Officer

 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2017 RESULTS

LINCOLN, Nebraska (November 7, 2017) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the third quarter of 2017.

●   Net New Sales $5.4 million

●   Total Contract Value $123.6 million

●   Revenue up 7% to $29.0 million

●   Net Income of $4.2 million

Revenue for the third quarter ended September 30, 2017, was $29.0 million, compared to
$27.0 million for the same quarter in 2016. Net income for the quarter ended September 30, 2017, was $4.2 million, compared to $4.7 million for the quarter ended September 30, 2016. Diluted earnings per share decreased to $0.09 for Class A shares and $0.57 for Class B shares for the quarter ended September 30 2017, from $0.11 for Class A shares and $0.66 for Class B shares for the quarter ended September 30, 2016.

Regarding third quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “Third quarter net new sales increased by 5% over the same period last year as we continued to add new clients and increase contract value with existing clients during the quarter. Our increase in operating income from revenue growth was offset by approximately $975,000 in expenses for our proposed recapitalization.”

A listen-only simulcast of National Research Corporation’s 2017 third quarter conference call will be available online at https://edge.media-server.com/m6/p/jfk3domr on November 8, 2017, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

NRC Announces Third Quarter 2017 Results

November 7, 2017

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Third Quarter 2017 Results

November 7, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue	$28,951	$27,032	$87,661	$81,016

Operating expenses:
Direct expenses	12,267	11,468	36,706	33,741
Selling, general and administrative	8,430	7,139	22,021	21,766
Depreciation and amortization	1,132	1,086	3,376	3,146
Total operating expenses	21,829	19,693	62,103	58,653

Operating income	7,122	7,339	25,558	22,363

Other income (expense):
Interest income	29	12	58	34
Interest expense	(18)	(38)	(68)	(158)
Other, net	40	(4)	76	112

Total other income (expense)	51	(30)	66	(12)

Income before income taxes	7,173	7,309	25,624	22,351

Provision for income taxes	3,020	2,580	9,198	7,558

Net income	$4,153	$4,729	$16,426	$14,793

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.10	$0.11	$0.39	$0.35
Class B	$0.59	$0.67	$2.34	$2.11
Diluted Earnings Per Share:
Class A	$0.09	$0.11	$0.38	$0.35
Class B	$0.57	$0.66	$2.28	$2.08

Weighted average shares and share equivalents outstanding
Class A - basic	20,788	20,716	20,759	20,712
Class B - basic	3,514	3,511	3,514	3,503
Class A - diluted	21,740	21,068	21,537	21,017
Class B - diluted	3,620	3,556	3,595	3,557

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NRC Announces Third Quarter 2017 Results

November 7, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Sep. 30,	Dec. 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$35,750	$33,021
Accounts receivable, net	13,588	10,864
Income taxes receivable	61	14
Other current assets	4,423	3,166
Total Current Assets	53,822	47,065

Property and equipment, net	12,089	11,806
Goodwill	58,036	57,861
Other, net	4,793	3,892
Total Assets	$128,740	$120,624

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,757	$3,916
Deferred revenue	18,486	15,497
Accrued compensation	4,151	4,543
Dividends payable	4,218	4,213
Income taxes payable	1,862	662
Notes payable	1,693	2,683
Total Current Liabilities	34,167	31,514

Non-Current Liabilities	5,729	6,304

Total Liabilities	39,896	37,818

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,799,230 in 2017 and 25,656,760 in 2016, outstanding 20,942,785 in 2017 and 20,891,069 in 2016	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,317,656 in 2017 and 4,308,875 in 2016, outstanding 3,540,244 in 2017 and 3,539,931 in 2016	4	4
Additional paid-in capital	50,121	46,725
Retained earnings	75,278	71,507
Accumulated other comprehensive loss	(1,528)	(2,626)
Treasury stock	(35,057)	(32,830)
Total Shareholders’ Equity	88,844	82,806
Total Liabilities and Shareholders’ Equity	$128,740	$120,624

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